UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 27, 2015

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2015, the Compensation Committee of the Board of Directors of iPass Inc. approved an amendment to the 2015 Bonus Plan for the iPass executive officers (the “2015 Plan”). The 2015 Plan was originally adopted on February 16, 2015, and its adoption was reported by iPass in a Current Report on Form 8-K filed February 20, 2015. As originally adopted, the 2015 Plan focused entirely on Total Open Mobile Revenue (the total amount of Open Mobile revenue for the period consistent with how iPass calculates and reports this revenue metric in its public filings). Each quarter is worth 20% of the executive’s Annual Target Bonus, and 20% is for annual performance. The amendment adopted on October 27, 2015, changed the focus for each of the third and fourth quarters, and annual performance, from 100% on Open Mobile Revenue to 75% on Open Mobile Revenue and 25% on Adjusted EBITDA (the total amount of Adjusted EBITDA for the period consistent with how iPass calculates and reports this metric in its public filings).
No changes to the executives’ original Annual Target Bonuses, or any other changes, were made to the 2015 Plan. The change from 100% Open Mobile Revenue to 75% Open Mobile Revenue and 25% Adjusted EBITDA was made as a result in the changes in the management team after the original adoption of the 2015 Plan; the Compensation Committee determined that the new management team has little ability to drive short-term improvements in revenue, but is able to exert control over operating expenses, and therefore adjusted EBITDA. As a result, the Compensation Committee determined that such a change was appropriate to motivate the executives by rewarding cost containment results.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
iPass Inc.
By: /s/ Darin Vickery
Darin Vickery
Chief Financial Officer

Dated: October 30, 2015